United Realty Trust Incorporated POS AM

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-11 No. 333-178651), and in the related Prospectus, of United Realty Trust Incorporated of our report dated May 6, 2013, relating to our audit of the Statement of Revenues and Expenses of Tilden House for the year ended December 31, 2012.

New York, New York
September 18 , 2013

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